Exhibit 5.1
[Dorsey and Whitney LLP Letterhead]
April 11, 2008
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, MN 55344
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of (1) up to 11,000,000 shares (the “Shares”) of the Company’s common stock, par value $.20 per share, which Shares may be issued from time to time under the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan (the “Plan”) and (2) options (the “Options”) to acquire the Shares, which Options may be issued from time to time under the Plan.
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that (1) the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and (2) the Options to be issued by the Company pursuant to the Plan have been duly authorized, and upon issuance and delivery in accordance with the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Our opinions expressed above are limited to the laws of the State of Minnesota.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Dorsey & Whitney LLP
JLS